17300 DALLAS PARKWAY, SUITE 1010 DALLAS, TEXAS 75248 ????????????????????????? ?????????????????????? TIER REIT, Inc. Recommends Rejection of Coastal Realty Business Trust Tender Offer Presorted First Class U.S. Postage Paid TIER REIT

If you are considering selling your shares of TIER REIT, Inc. to Coastal Realty Business Trust, please read all of the information below. Recently you may have received an unsolicited tender offer from Coastal Realty Business Trust and its affi liates (“CRBT”) to purchase up to 2,000,000 shares, or 0.67%, of the common stock of TIER REIT, Inc. for a price of $2.15 per share. TIER REIT, Inc. does not recommend or endorse CRBT’s offer and is not affi liated with CRBT. While stockholders have their individual liquidity needs and must evaluate this offer accordingly, we recommend that stockholders not tender their shares to CRBT. As disclosed on March 25, 2015, the Company is pursuing a listing of its shares of common stock on a national securities exchange. Although there are no guarantees regarding the timing or eventuality of a listing, or the value the market may assign to our shares of common stock, a listing would provide an opportunity for liquidity for those stockholders who desire to sell their shares. WE BELIEVE CRBT’S OFFER IS MEANT TO TAKE ADVANTAGE OF YOU BY BUYING YOUR SHARES AT A PRICE BELOW OUR MOST RECENT ESTIMATED VALUE IN ORDER TO MAKE A SIGNIFICANT PROFIT. The offer price is substantially below our October 2014 estimated valuation of $4.48 per share* as most recently set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and fi led with the Securities and Exchange Commission on March 11, 2015. CRBT states that secondary market trades have been reported at prices as high as $2.65 per share, in excess of the CRBT offer price. No action regarding the CRBT offer is necessary if you wish to reject the offer and retain your shares. If you have agreed to tender your shares, we recommend that you immediately withdraw and rescind your tender in accordance with the procedures set forth in CRBT’s offer. We have fi led a Schedule 14D-9 with the Securities and Exchange Commission in response to CRBT’s offer, which is available for free on our website at TIERREIT.com. The Schedule 14D-9 provides a more detailed description of our reasons for recommending against selling your shares to CRBT. If you have any questions or would like a copy of the Schedule 14D-9, please contact your fi nancial advisor or shareholder services at 866.655.3650 or ir@TIERREIT.com.